Exhibit 99.1

Syntel Reports Third Quarter 2015 Financial Results

Highlights:

•	Q3 revenue of $253.6M, up 11% from year-ago quarter and 6% sequentially

•	Q3 EPS of $0.92 per diluted share, up 26% from year-ago quarter, and 28% sequentially

•	Q3 cash & short term investments of $980.5M

•	Global Headcount of 23,814 on September 30, 2015, down 2% from year-ago quarter, up 4% sequentially

TROY, Mich. – October 21, 2015 –Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the third quarter, ended September 30, 2015.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter rose to $253.6 million from $228.3 million in the prior-year period and $239.8 million in the second quarter of 2015. During the third quarter, Banking and Financial Services accounted for 49.6 percent of total revenue, with Healthcare and Life Sciences at 16.8 percent, Retail, Logistics and Telecom at 16.3 percent, Insurance at 12.9 percent, and Manufacturing at 4.4 percent.

The Company’s gross margin was 42.4 percent in the third quarter, compared to 41.4 percent in the prior-year period and 38 percent in the second quarter of 2015. Selling, General and Administrative (SG&A) expenses were six percent of revenue in the third quarter, compared to 11.6 percent in the prior-year period and 9.1 percent in the previous quarter.

The third quarter income from operations was 36.5 percent of revenue as compared to 29.8 percent in the prior-year period and 28.9 percent in the second quarter. The sequential rise in operating margin during the third quarter primarily reflects higher revenue, the impact of currency-related balance sheet translations, lower visa and immigration-related expenses, as well as an ongoing focus on operational efficiency.

Net income for the third quarter was $77.7 million or $0.92 per diluted share, compared to $61.6 million or $0.73 per diluted share in the prior-year period and net income of $60.6 million or $0.72 per diluted share in the second quarter of 2015.

During Q3, Syntel spent $3.7 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $980.5 million. The Company ended the quarter with 23,814 employees globally.

Operational Highlights

“We are very pleased with Syntel’s third quarter performance,” said Syntel CEO and President Nitin Rakesh. “Our Healthcare and Life Sciences segment garnered record revenues, aided by the stepped up investments we’ve made in this strategic industry.”

“Our robust digital and automation capabilities and managed services offerings are resonating with customers and helping us access new channels and broaden our market reach,” said Rakesh. “We have readied our organization to meet the challenges presented by rapid shifts in the technology landscape, and expect to turn these into profitable growth opportunities.”

“Through a relentless focus on innovation and service quality, we strengthened long-term customer relationships this quarter. We also added meaningful new ones that can rely on Syntel as a committed partner to help them navigate change in their businesses.”

2015 Guidance

Based on current visibility levels and an exchange rate assumption of 65 Indian rupees to the dollar, the Company currently expects 2015 revenue of $972 million to $977 million and EPS in the range of $2.80 to $2.90.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2015 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 28, 2015 by dialing (855) 859-2056 and entering “49590221”. International callers may dial (404) 537-3406 and enter the same pass code.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships. To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2015	2014	2015	2014
Net revenues	$253,636	$228,332	$714,032	$676,105
Cost of revenues	146,061	133,804	436,550	396,006

Gross profit	107,575	94,528	277,482	280,099
Selling, general and administrative expenses	15,121	26,566	72,231	85,108

Income from operations	92,454	67,962	205,251	194,991

Other income, net	10,227	10,657	29,452	34,617

Income before provision for income taxes	102,681	78,619	234,703	229,608

Income tax expense	24,990	17,013	56,412	50,570

Net income	$77,691	$61,606	$178,291	$179,038

Other Comprehensive Income

Foreign currency translation adjustments	$(34,012)	$(22,853)	$(39,932)	$(5,010)
Gains on derivatives:
Gains arising during period on net investment hedges	—	—	—	724

Unrealized gains (loss) on securities:
Unrealized holding gains arising during period	1,477	3,684	4,769	8,270
Reclassification adjustment for gains included in net income	(3,341)	(840)	(4,360)	(3,207)

	(1,864)	2,844	409	5,063
Defined benefit pension plans:
Net profit (loss) arising during period	—	—	—	—
Amortization of prior service cost included in net periodic pension cost	37	12	96	21

	37	12	96	21

Other comprehensive income (loss), before tax	(35,839)	(19,997)	(39,427)	798
Income tax benefit (expenses) related to Other Comprehensive Income (loss)	461	(748)	(572)	(674)

Other comprehensive income (loss), net of tax	(35,378)	(20,745)	(39,999)	124

Comprehensive Income	$42,313	$40,861	$138,292	$179,162

EARNINGS PER SHARE:
Basic	$0.92	$0.73	$2.12	$2.14
Diluted	$0.92	$0.73	$2.12	$2.13
Weighted average common shares outstanding:
Basic	84,005	83,832	83,950	83,748

Diluted	84,131	83,968	84,131	83,942

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$476,904	$197,708
Short term investments	503,587	669,353
Accounts receivable, net of allowance for doubtful accounts of $624 at September 30, 2015 and $703 at December 31, 2014, respectively	115,393	111,993
Revenue earned in excess of billings	41,778	27,493
Deferred income taxes and other current assets	58,660	56,930

Total current assets	1,196,322	1,063,477

Property and equipment	216,016	210,206
Less accumulated depreciation and amortization	108,712	101,155

Property and equipment, net	107,304	109,051

Goodwill	906	906

Non current term deposits with banks	78	105

Deferred income taxes and other non current assets	66,613	50,476

TOTAL ASSETS	$1,371,223	$1,224,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$55,216	$60,765
Income taxes payable	32,004	23,781
Accounts payable and other current liabilities	40,796	33,573
Deferred revenue	2,834	3,266
Loans and borrowings	132,223	8,852

Total current liabilities	263,073	130,237
Other non current liabilities	16,854	16,198
Non current loans and borrowings	—	129,750

TOTAL LIABILITIES	279,927	276,185
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	1,091,296	947,830

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,371,223	$1,224,015